FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2008

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in their charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 630-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 3, 2008, Telephone and Data Systems, Inc. (“TDS”) amended and restated its bylaws.  The following briefly describes major change to the bylaws.

1.             Section 1.2 relating to special meetings of shareholders was revised and expanded, to clarify who can call a special meeting, what business can be conducted at a special meeting and what action a shareholder is required to take to propose business and nominate directors.

2.             Sections 1.4 and 1.5 were revised to clarify the quorum and voting requirements, particularly with respect to voting by classes or groups.

3.             Section 1.12 relating to the ability of a shareholder to introduce business at an annual meeting of shareholders was revised and expanded.  The changes require a shareholder making a proposal to provide more information about itself, related persons and any persons acting in concert with such shareholder.  The changes include a change to the timing of the advance notice period during which a shareholder must notify TDS of its intention to introduce business at an annual meeting.  As a result of this change, pursuant to the amended and restated bylaws, proposals by shareholders intended to be presented at the 2009 annual meeting of shareholders (other than proposals to be included in TDS’ proxy statement for the 2009 annual meeting pursuant to Rule 14a-8, for which the time period has not changed), must be received by the Secretary of TDS at its principal executive offices not earlier than Thursday, January 22, 2009 and not later than the close of business on Friday, February 20, 2009, for consideration at the 2009 annual meeting of shareholders.  Previously, this period was between December 16, 2008 and January 15, 2009.

4.             Section 1.13 relating to the ability of a shareholder to nominate directors at an annual meeting of shareholders was revised and expanded.  The changes require a shareholder nominating a director to provide more information about the proposed nominee(s) and about itself, related persons and any persons acting in concert with such shareholder.  The changes also include a change to the timing of the advance notice period during which a shareholder must notify TDS of its intention to nominate a director at an annual meeting.  As a result of this change, pursuant to the amended and restated bylaws, nominations by shareholders of persons for election of directors intended to be presented at the 2009 annual meeting of shareholders must be received by the Secretary of TDS at its principal executive offices not earlier than Thursday, January 22, 2009 and not later than the close of business on Friday, February 20, 2009, for consideration at the 2009 annual meeting of shareholders.  Previously, this period was between December 16, 2008 and January 15, 2009.

5.             Section 1.15 was added requiring any person nominated for election as a director to complete, sign and return to TDS a questionnaire relating to his or her independence, qualification to serve as a director of TDS under FCC rules, and information that would be required to be disclosed in a proxy statement with respect to such person, similar to information that is requested from incumbent directors on an annual basis.

6.             Section 1.16 was added requiring any shareholder submitting a proposal or nominating a director (and related persons and persons acting in concert with such shareholder) to provide information about any derivatives and similar instruments that such shareholder and other persons hold with respect to any TDS securities, including short interests, vote buying or selling interests and all other derivative interests such as swaps, options or similar rights.

7.             Section 1.17 was added to address certain definitions and interpretive matters.

8.             Section 8.1(o) was added to provide that former directors have a contract right in indemnification and advancement bylaw provisions that were in effect while they served as directors.

9.             Language was deleted in Article XI that was inconsistent with the TDS Restated Certificate of Incorporation.

10.           As permitted by Delaware law, Article XII was added which includes provisions that would be operative and permit Board action in the event of an emergency, defined to include only events of extraordinary magnitude.

In addition, certain other changes were made to the bylaws. The foregoing brief description is qualified by reference to the copy of the amended and restated bylaws attached hereto as Exhibit 3.1, which are incorporated by reference herein.  The attached bylaws are marked to show changes made.  A clean copy of the bylaws will be posted to the TDS website at www.teldta.com under Corporate Governance.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.

(Registrant)

Date:  November 5, 2008

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Corporate Controller

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Amended and Restated Bylaws of TDS